Exhibit 99.1

Identity, Security & Access Control Provider BIO-key Reports Q3 Revenue Growth of 38% Year-over-Year and 31% Sequentially Driven by Increased IDentity-as-a-Service Cloud Revenue;

Investor Call Tomorrow at 10am ET

WALL, NJ – November 15, 2021 - BIO-key International, Inc. (Nasdaq: BKYI), an innovative provider of workforce and customer identity and access management (IAM) solutions featuring Identity-Bound Biometrics (IBB) and large-scale identity solutions, today reported results for its third quarter and nine months ended September 30, 2021 (Q3’21). BIO-key will host a conference call tomorrow at 10:00 a.m. ET (details below) to review its results and outlook.

Recent Customer Wins

●	Orange County, FL Supervisor of Elections Expands Biometrics use with PortalGuard® to Secure Election Data Access
●	University of Denver and Oklahoma Wesleyan select PortalGuard IAM for Enterprise-wide Secure, Frictionless Portal and Application Access

Growing Channel Alliance Partner (CAP) Program

●	Nation’s leading provider of technology services and solutions, Intelisys, joins CAP program
●	Cyberlitica, a provider of advanced cyber threat intelligence services for enterprise, government and consumer markets, joins CAP program.

Product Launches and Awards

●	BIO-key Launches FIDO2 Compliant Security Keys
●	Expands Fingerprint Scanner Line with Next-Generation EcoID II USB Compact
●	Unveils MobilePOS Pro Android All-in-one Terminal for Biometric-Secured Commerce
●	PortalGuard Wins 2021 Cybersecurity Breakthrough Award “Access Management Solution of the Year”
●	BIO-key MobileAuth™ with PalmPositive™ wins Lucintel 2021 Technology Innovation Award in Biometric Market Category

BIO-key CEO Michael DePasquale commented, “We are pleased with the progress of our core business in Q3, as we continued to generate increasing demand for our cloud-based PortalGuard identity and access control solution. We substantially expanded the reach of our Channel Alliance Partner program through a Master Agent Referral Partner Program with Intelisys. PortalGuard is now the first IAM platform to be offered by Intelisys to its extensive partner network, providing a potentially transformational opportunity to expand our customer engagement. We have added over 40 partners to the CAP program this year, bringing us over 100 partners to significantly extend our reach into new and existing markets.

“We launched the cloud-hosted version of PortalGuard in late 2020 and we are achieving solid new customer engagement, particularly in higher education, enterprise, and election security verticals. PortalGuard supports sixteen multi-factor authentication methods, including BIO-key’s advanced biometric solutions. The strength of PortalGuard IDaaS and our biometric solutions resulted in Florida’s Orange County Supervisor of Elections Office selecting our platform to secure access to voter data files in Florida’s fifth-largest county, building on their earlier deployment of our FIPS-compliant fingerprint scanner solutions.

“Within higher education sector, PortalGuard IDaaS continues to gain momentum for providing a strong, user friendly, cost effective, and quick to deploy solution for the IT security challenges posed by large user populations outside an organization’s firewall. We have migrated over 10% of more than 200 active PortalGuard customers to our cloud solution and expect this move to the cloud to continue. Importantly, the growth in our cloud solution deployments provides BIO-key with a growing base of recurring software subscription revenue, which now represents approximately 80% of our total software and service revenue.

“Looking to the future, we continued to invest in new product development and innovation which enabled the launch of several products during the third quarter, including our new MobilePOS Pro, a handheld, biometrically enabled, durable Android Point-of-Sale terminal and MobilePOS Pro, a new and exciting extension of BIO-keys’ technology and solutions. It enables mobile, in-person commerce to enable banking, social- and aid-worker and healthcare applications, supported by biometric ID verification for secure, fraud-free transactions. We also launched an all-new lineup of BIO-key cryptographic FIDO2 compliant security keys to expand our authentication options and debuted our EcoID II compact USB fingerprint scanner utilizing new NIST-tested algorithms for improved scanning, image capture, and user experience.

“I am also proud of various industry awards that BIO-key has recently received for our solutions, as well as for our organization being CertifiedTM by Great Place to Work® for the first time.

“While our large-scale projects in Africa have been slow in progressing, they continue to represent a tremendous opportunity for our company. In fact, the federal government of Nigeria recently announced it has begun training 1,850 youths across the country on transaction mobile Point-of-Sale business. We remain in close contact with our partners and the government there and are assured our contracts remain in place, supported by strong commitments to the programs. We now expect that hardware deliveries could resume by year end and gain traction as we progress into 2022.

Outlook

“With the timetable of material revenues from Africa pushed into 2022, we are revising our full-year 2021 revenue guidance to a range of $5.5M to $7M; down from our prior estimated range of $8-12M. The mid-point of this range would represent 120% growth over 2020 revenue, in line with our growth rate so far this year. Considering our growing portfolio of high-margin, Software-as-a-Service solutions within the rapidly increasing cybersecurity sector, supported by our strong capital position and talented development and sales teams, we remain very optimistic about our prospects going forward. We will update our revenue and profitability goals for 2022 when we report our 2021 year-end results.”

Financial Results

Q3’21 revenues increased $356k, or 38%, to $1.3M from $943k in Q3’20. The increase is attributable to a $524k increase in license fee revenues to $870K in Q3’21 from $346k in Q3’20. Revenues also increased 31% sequentially from the $992k achieved in Q2’21. In the first nine months of 2021, revenues increased 136% to $4.2M from $1.8M in the first nine months of 2020. The nine-month periods are less comparable due to the PortalGuard acquisition which closed on June 30, 2020 and COVID-19 disruptions in 2020.

Q3’21 gross profit increased $272k, or 37%, to $1.0M from $732k in Q3’20, due primarily to license revenue growth. Gross margin remained strong at 77.3% in Q3’21 versus 77.6% in Q3’20, with the majority of revenue derived from high-margin license fees in both periods.

Operating expenses increased $177k, or 10%, to $2.0M in Q3’21 from $1.8M in Q3’20, due to increased research, development and engineering costs, reflecting continued investment in new product development, which was partially offset by lower SG&A costs, reflecting the absence of one-time integration costs incurred in connection with the acquisition of PistolStar, initial costs associated with establishing our African subsidiary in 2020, and legal and professional fees related to financing transactions in 2020.

Due to revenue growth exceeding operating expense growth, BIO-key reported a reduced operating loss of $1.0M in Q3’21, as compared to an operating loss of $1.1K in Q3’20, an improvement of 9%. Through the first nine months of 2021, the company’s operating loss was $3.0M versus $3.8M in the first nine months of 2020, an improvement of 22%.

BIO-key reported a net loss available to common stockholders of $1.0M, or ($0.13) per share, in Q3’21, compared to a net loss of $3.3M, or ($0.51) per share, in Q3’20. Weighted average basic shares outstanding were approximately 7.8M in Q3’21, as compared to 6.4M in Q3’20, reflecting a 1-for-8 reverse split in Q4’20, following a successful capital raise in Q3’20. As a direct result of the Company’s public offering in Q3’20, interest expense was reduced from $2.2M in Q3’20 to zero in Q3’21.

In the first nine months of 2021, BIO-key’s net loss to stockholders improved 64% to $3.0M from $8.4M during the first nine months of 2020, due to lower interest expense and a reduced operating loss.

Financial Strength

BIO-key ended Q3’21 with current assets of $16.8M, including $9.6M of cash and cash equivalents, and no debt outstanding. For comparison, BIO-key had current assets of $17.3M, including $11.5M of cash and cash equivalents, and no debt outstanding at June 30, 2021.

Conference Call Details

Date / Time:	Tomorrow, Tuesday, November 16th at 10 a.m. ET
Call Dial In #:	1-877-418-5460 U.S. or 1-412-717-9594 International
Live Webcast / Replay:	Investor Webcast & Replay – Available for 3 months.
Audio Replay:	1-877-344-7529 U.S. or 1-412-317-0088 Int’l; code 10161954

About BIO-key International, Inc. (www.BIO-key.com)

BIO-key has over two decades of expertise in providing authentication technology for thousands of organizations and millions of users and is revolutionizing authentication with biometric-centric, multi-factor identity and access management (IAM) solutions, including PortalGuard that provides convenient and secure access to devices, information, applications, and high-value transactions. BIO-key's patented software and hardware solutions, with industry-leading biometric capabilities, enable large-scale on-premises and Identity-as-a-Service (IDaaS) solutions as well as customized enterprise and cloud solutions.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology and identity access management industries; market acceptance of biometric products generally and our products under development; our ability to execute and deliver on contracts in Africa; our ability to expand into Asia, Africa and other foreign markets; our ability to integrate the operations and personnel of PistolStar into our business; the duration and severity of the current coronavirus COVID-19 pandemic and its effect on our business operations, sales cycles, personnel, and the geographic markets in which we operate; delays in the development of products and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

Engage with BIO-key

Facebook – Corporate:	https://www.facebook.com/BIOkeyInternational/
LinkedIn – Corporate:	https://www.linkedin.com/company/bio-key-international
Twitter – Corporate:	@BIOkeyIntl
Twitter – Investors:	@BIO_keyIR
StockTwits:	BIO_keyIR

Media Contact	Investor Contact
Erin Knapp	William Jones, David Collins
Matter Communications	Catalyst IR
BIO-key@matternow.com	BKYI@catalyst-ir.com
914-260-3158	212-924-9800

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Cash and cash equivalents	$9,591,863	$16,993,096
Accounts receivable, net	1,541,239	548,049
Due from factor	53,500	60,453
Note receivable	-	295,000
Inventory	4,634,835	330,947
Prepaid expenses and other	950,552	201,507
Investment - debt security	-	512,821
Total current assets	16,771,989	18,941,873
Resalable software license rights	51,294	58,882
Equipment and leasehold improvements, net	71,466	81,793
Capitalized contract costs, net	218,596	165,315
Deposits and other assets	8,712	8,712
Note receivable, net	195,000	-
Investment - debt security	482,821	-
Operating lease right-of-use assets	313,607	487,325
Intangible assets, net	1,352,095	1,514,146
Goodwill	1,262,526	1,262,526
Total non-current assets	3,956,117	3,578,699
TOTAL ASSETS	$20,728,106	$22,520,572

LIABILITIES
Accounts payable	$1,437,045	$244,158
Accrued liabilities	699,422	508,487
Note payable – PistolStar acquisition, net of debt discount	-	232,000
Deferred revenue, current portion	671,896	657,349
Operating lease liabilities, current portion	206,004	234,309
Total current liabilities	3,014,367	1,876,303
Deferred revenue, net of current portion	61,488	44,987
Operating lease liabilities, net of current portion	118,800	264,163
Total non-current liabilities	180,288	309,150
TOTAL LIABILITIES	3,194,655	2,185,453

COMMITMENTS

STOCKHOLDERS’ EQUITY

Common stock — authorized, 170,000,000 shares; issued and outstanding; 7,825,299 and 7,814,572 of $.0001 par value at September 30, 2021 and December 31, 2020, respectively	783	782
Additional paid-in capital	120,079,118	119,844,026
Accumulated deficit	(102,546,450)	(99,509,689)
TOTAL STOCKHOLDERS’ EQUITY	17,533,451	20,335,119
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,728,106	$22,520,572

All BIO-key securities issued and outstanding for all periods reflect BIO-key’s 1-for-8 reverse stock split, which was effective November 20, 2020.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Revenues
Services	$318,500	$491,535	$985,163	$928,561
License fees	870,459	346,479	2,011,610	605,366
Hardware	109,870	105,311	1,182,784	239,025
Total Revenues	1,298,829	943,325	4,179,557	1,772,952
Costs and other expenses
Cost of services	176,976	173,823	511,360	336,940
Cost of license fees	45,986	10,775	133,328	29,486
Cost of hardware	71,712	27,011	656,190	117,900
Total costs and other expenses	294,674	211,609	1,300,878	484,326
Gross Profit	1,004,155	731,716	2,878,679	1,288,626

Operating Expenses
Selling, general and administrative	1,385,534	1,490,241	4,276,016	4,083,568
Research, development and engineering	612,597	331,213	1,545,200	986,675
Total operating expenses	1,998,131	1,821,454	5,821,216	5,070,243
Operating loss	(993,976)	(1,089,738)	(2,942,537)	(3,781,617)

Other income (expense)
Interest income	329	1,106	3,776	26,908
Government grant – Paycheck Protection Program	-	-	-	340,819
Foreign currency loss	-	-	(50,000)	-
Investment-debt security reserve	(30,000)	-	(30,000)	-
Interest expense	-	(2,204,920)	(18,000)	(4,323,577)
Loss on extinguishment of debt	-	-	-	(499,076)
Total other income (expense), net	(29,671)	(2,203,814)	(94,224)	(4,454,926)
Net loss	(1,023,647)	(3,293,552)	(3,036,761)	(8,236,543)
Deemed dividend from trigger of anti-dilution provision feature	-	-	-	(112,686)
Net loss available to common stockholders	$(1,023,647)	$(3,293,552)	$(3,036,761)	$(8,349,229)

Basic and Diluted Loss per Common Share	$(0.13)	$(0.51)	$(0.39)	$(2.28)

Weighted Average Shares Outstanding:
Basic and Diluted	7,790,778	6,435,845	7,788,734	3,663,178

All BIO-key securities issued and outstanding for all periods reflect BIO-key’s 1-for-8 reverse stock split, which was effective November 20, 2020.